Exhibit 21.1
Subsidiaries of NNN Apartment REIT, Inc.
NNN Apartment REIT Holdings, L.P. (Virginia)
Apartment REIT Walker Ranch GP, LLC (Delaware)
Apartment REIT Walker Ranch, L.P. (Texas)
Apartment REIT Hidden Lakes GP, LLC (Delaware)
Apartment REIT Hidden Lakes, L.P. (Texas)